Exhibit 10.6

At the 2011 Annual Meeting of Shareholders held on May 5, 2011, the Company’s shareholders approved the MGIC Investment Corporation 2011 Omnibus Incentive Plan (the “2011 Plan”), including a structure and list of performance goals (the “listed goals”) for an annual bonus plan for the Company’s named executive officers (these officers are the Chief Executive Officer, Chief Financial Officer and the next three highest paid executive officers) which conditions bonuses on satisfaction of one or more of the performance goals on that list (a bonus plan of this type is “a 162(m) Bonus Plan”). A copy of the 2011 Plan is included as Appendix B to our Proxy Statement filed on March 31, 2011.

The performance goal for our 162(m) Bonus Plan adopted by the Management Development, Nominating and Governance Committee of the Company’s Board of Directors (the “Committee”) for 2012 requires the sum of the loss ratio and the expense ratio for MGIC’s primary new insurance written for that year to be less than 100%. The loss ratio is incurred losses in 2012 for the Company’s 2012 primary new insurance written, divided by premiums earned in 2012 on that business, and the expense ratio is the expenses of the Company’s insurance operations in 2012 divided by the Company’s net premiums written in 2012. If this goal is met, then the Committee will have discretion to make a subjective determination of bonuses, within the bonus maximums provided in the 2011 Plan, based on an assessment of shareholder value, return on investment, primary business drivers (loss ratio, expense ratio and market share), loss mitigation, management organization, capital position, effective dealings with federal and state regulatory agencies and the profitability of our mix of new business. With the exception of the targeted levels for the loss ratio, expense ratio and market share specified above, no specific targets were established for any of these bonus criteria for 2012.